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                                                                       EXHIBIT 2

                            ASSET PURCHASE AGREEMENT

     This agreement is executed in duplicate this 30th day of August, 1996, by PROGRESSIVE COMPUTER SYSTEMS, INC., a Washington corporation whose principal place of business is located at Suite 500, 12515 Willows Road, Kirkland, Washington 98034 ("Seller"), and ASA INTERNATIONAL, LTD., a Delaware corporation whose principal place of business is located at 10 Speen Street, Framingham, Massachusetts 01701 ("Buyer").

                                   I. RECITALS

     A. Seller is engaged in the business of developing, selling and maintaining certain computer software accounting modules consisting of inventory control, order entry, point of sale, accounts payable, accounts receivable, payroll, general ledger, Prolink and RPM designed for the wholesale and retail sale of vehicle tires.

     B. Buyer desires to buy, and Seller desires to sell, substantially all of Seller's assets pursuant to the terms of this agreement.

     C. Buyer and Seller have agreed that a sale of the assets of Seller, on the terms set forth below, is in the best interests of all parties, including the creditors of Seller. Upon execution of this Asset Purchase Agreement by both parties, Buyer has agreed to provide interim financing on the terms and conditions set forth herein.

                                  II. AGREEMENT
The parties agree as follows:

1. Progressive Computer Systems, Inc. shall file a voluntary liquidating receivership in the King County Superior Court and shall present this Asset Purchase Agreement to the duly appointed receiver who shall, in turn, seek approval of the terms of this Asset Purchase Agreement by the Court.

2. FORM OF TRANSFER. The sale of the Assets under this Asset Purchase Agreement shall be free and clear of all liens and encumbrances, except as expressly set forth herein. The sale shall be approved by the receivership court in a form acceptable to Buyer in its sole and absolute discretion.

3. ASSETS. Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller the following assets:

     a) All furniture , fixtures, equipment, artwork, signs, vehicles, and other tangible personal property of the Seller, including, but not limited to all of the assets identified in Exhibit A attached hereto;


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     b)   All cash and accounts receivable existing at the time of Closing, including all cash and accounts receivable arising from the activities of the Buyer after the execution of the Asset Purchase Agreement;
     c) All inventory and equipment acquired by Seller after execution of the Asset Purchase Agreement;
     d) All trademarks, service marks, logos owned and/or registered by Seller, as well as the telephone numbers used by Seller in the operation of the Business;
     e)   All prepaid expenses or deposits existing at the time of Closing;
     f) All customer lists, vendor lists, trade secrets, know-how, and other proprietary information used by Seller in the operation of the business;
     g) All non-competition agreements held by Seller with former employees, to the extent such agreements can be assigned;
     h)   All books and records relating to the operation of the Business;
     i) All governmental permits, licenses, authorizations and approvals relating to the operation of the Business to the extent transferable to Seller.
     j) All computer program source and object code (and assignment of site licenses issued by ___________________________), operating and training manuals and the copyrights pertaining to such written and electronic works.

4. EXCLUDED ASSETS. Seller expressly excludes the following assets from this Asset Purchase Agreement:

     a) Causes of Action, including avoidance actions that may be brought by a receiver under Washington State law.
     b)   leasehold interests except as specifically identified herein

5. PURCHASE PRICE AND PAYMENT TERMS. In consideration for the sale of the Assets by the Seller to Buyer, Buyer agrees to pay the Seller or assume the following obligations:

     a) PURCHASE PRICE. The purchase price for the Assets shall be FOUR HUNDRED THOUSAND DOLLARS ($400,000). To the extent that the gross amount of the Accounts Receivable is less at closing than the gross amount of the Accounts Receivable as of the date of execution of this Asset Purchase Agreement by both parties, the purchase price will be adjusted downward accordingly.

     b) PAYMENT TERMS. The purchase price shall be due and payable at closing. Payment shall be made by immediately available funds.

     c) ASSUMPTION OF LIABILITIES. The following liabilities of the Seller will be assumed by the Buyer:

          i) Seller's obligations under its lease for non-residential real property for the premises located at Suite 500, 12515 Willows Road, Kirkland, Washington 98034; on the express condition that the landlord, agrees, in


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               writing, to amortize any and all delinquent rent over the
               remaining term of the lease.
          ii) Seller's obligations pursuant to the telephone system lease with Rockford Industries, Inc.
          iii) As a material part of such assumptions, Buyer shall use commercially reasonable efforts, which may but need not include offering a replacement guarantee, to obtain the release of personal guarantees given by Mary Winter and Doug Winter, Jr. with regard to such leases. Additionally, Buyer shall use its commercially reasonable efforts to obtain the release of the personal guaranty given by Douglas Winter, Sr. to Penril. Seller understands that Buyer cannot assure Seller that it will be successful in obtaining a release of the personal guarantees.
          iv) Buyer shall assume all responsibility for providing support to Seller's customers who have prepaid for annual support pursuant to maintenance agreements between such customers and Seller.

     BUYER EXPRESSLY DOES NOT ASSUME ANY LIABILITY OR OBLIGATION OF SELLER OF ANY KIND OR NATURE, HOWEVER, OR WHEVER ARISING, EXCEPT FOR THE OBLIGATIONS OF SELLER DESCRIBED IN THIS AGREEMENT.

6. INTERIM OPERATIONS. The parties recognize that a substantial portion of the value of Seller's assets is derived of its customer good will and customer list. The Buyer also recognizes that in its current financial condition, Seller cannot continue to operate in the ordinary course of its business until closing. Accordingly, before closing, Buyer shall fund Seller's operations pursuant to the terms of this Section. Seller may request advances, of up to a maximum of $50,000 per month, to fund shortfalls in paying current obligations. Such funding shall continue for a period not to exceed 120 days by Seller making a written request to Buyer, along with a proposed budget on how the advances are to be spent, on or before the 30th day of each month, commencing August 30, 1996. Such advances shall be known as OPERATING ADVANCES. Upon the filing of Seller's petition for voluntary receivership, the parties shall jointly seek an emergency order of the court providing for a cash collateral loan having super priority status. Such loan shall be secured by the Seller's accounts receivable, including royalties owed by the Purchaser pursuant to the source code license between the parties. Seller shall use Operating Advances to pay its current obligations as the same come due. Current obligations are those coming due within thirty (30) days. CURRENT OBLIGATIONS include current portions of long-term debt, leases and executory contracts. To the extent that Operating Advances are not repaid with as provided herein, such Operating Advances shall be treated as prepayment of the purchase price, and shall be applied against the purchase price.

     a) CONTINGENCY LOAN. In the event that this transaction fails to close for any reason, the Operating Advances shall be deemed to constitute loans to the Seller. Upon termination of the parties' right and obligation to close pursuant to Section 13


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          below, Seller shall execute a promissory note to Purchaser substantially in the form attached as Exhibit B ("Operating Advance Note"). Simultaneously with execution of the Operating Advance Note, Seller shall grant Purchaser a security interest in Seller's contract rights, accounts and accounts receivable by executing a security agreement substantially in the form attached as Exhibit C and a UCC Form-1 Financing Statement.

     b) INTERIM RECEIVABLES. During the period of interim operations, the parties contemplate that Seller will continue selling its products and services and will, as a consequence, continue to book accounts receivable. Receivables booked during the period between execution of this agreement and closing shall be known as INTERIM RECEIVABLES. Collections on Interim Receivables shall be paid to Buyer as received to repay Operating Advances. The surplus of Interim Receivables over Operating Advances shall be shared equally between Buyer and Seller, regardless of whether collected before or after closing. Buyer shall apply such receipts against Operating Advances made by Buyer. At closing, or upon termination of this agreement, if closing does not occur, Buyer and Seller shall share equally the surplus of Interim Receivables over Operating Advances.

7. SOURCE CODE LICENSES. Buyer understands that Seller has granted certain non-exclusive, perpetual licenses of its product (including source code) to certain individuals and entities ("Source Code Licensees"). Such Source Code Licensees are identified on Exhibit D to this agreement. Seller represents and warrants that other than the Source Code Licensees, it is aware of no person or entity who or which hold, or claims to hold, a license to Seller's source code. Buyer acknowledges that it has had an opportunity to review the source code licenses granted by Seller to the Source Code Licensees and agrees to be bound by the terms of such licenses.

8. SELLER'S REPRESENTATIONS AND WARRANTIES. Seller does hereby make the following warranties, which warranties shall survive closing:

     a) TITLE. Other than certain recorded security interests in Seller's assets, Seller's assets are owned free and clear of any lien, claim or encumbrance by any person or entity. To the best of Seller's knowledge, the source code of its products does not infringe upon the copyrights of any other author. Seller makes no other warranty with regard to the source code, operating or training manuals.

     b) CORPORATE APPROVALS. This transaction constitutes a transaction other than in the other course of Seller's business. Pursuant to the laws of the State of Washington, such action requires the assent of two-thirds of the shares outstanding. Prior to closing, Seller shall represent and warrant that its shareholders have assented to this transaction, as required by the laws of the State of Washington and that this is a binding obligation of the Seller.


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     c)   FINANCIAL CONDITION. Attached as Exhibit E is, to the best of Seller's knowledge, a materially accurate financial statement for the period ending July 31, 1996. Seller recognizes that there is a risk that this Asset Purchase Agreement may be challenged in Court. In the event of such creditor attack, Seller and its officers and directors shall provide reasonable assistance to Buyer in justifying this transaction as one in which the Seller has entered for the best interests of its creditors. Failure to provide such assistance shall be a default under this Asset Purchase Agreement and shall provide a basis for Buyer to terminate this Asset Purchase Agreement. In the event that the Asset Purchase Agreement is terminated under this subsection, Seller shall indemnify, defend and protect Buyer from such charges, claims or actions.

     d) OTHER AGREEMENTS - NON-BREACH. Seller is not a party to any agreement the performance of which would render its performance of this agreement impossible or a breach of such other agreement.

     e) EMPLOYMENT AGREEMENTS. Other than as disclosed on Exhibit F, Seller is not a party to any continuing employment agreements, whose obligations would have to be assumed by Buyer.

     f) APPLICATION OF SALES PROCEEDS. Seller shall apply all proceeds of sale in the normal scheme of priorities under state receivership law. It is contemplated that this scheme of priorities shall be first, to the payment of the secured loan obligations of the Seller to Enterprise Bank in the approximate amount of $100,000.00 and to Arrow Electronics, in the approximate amount of $10,000.00, and to any other secured creditors of record; second, to the payment of state and federal taxes owed by Seller prior to the date of this agreement, in the amount of $51,941; then to payment of unsecured creditors in accordance with the priorities established in the receivership.

9. BUYER'S REPRESENTATIONS, ACKNOWLEDGMENTS AND WARRANTIES. Buyer represents, acknowledges and warrants as follows.

     a) CORPORATE AUTHORITY. Prior to closing, Buyer shall represent and warrant that it is authorized to enter into the transactions contemplated by this agreement. Buyer, and the individual executing this agreement on Buyer's behalf, represent and warrant that such resolution was adopted in accordance with the laws of the Commonwealth of Massachusetts and Delaware, as may be the case.

     b) FUNDS. Subject to the provisions of its loan agreement with CoreStates Bank, and its approval of this transaction, Buyer has funds to finance Operating Advances, and on the date of closing will have immediately available funds to close this transaction.


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     c)   DUE DILIGENCE. Buyer has conducted such examination of the Operating
          Assets as it has deemed necessary and appropriate under the circumstances. In conducting such examinations, Buyer has not relied upon any statement or representation of the Seller with regard to any fact or matter which Buyer has deemed material to this transaction.

     d) RISKS. Buyer recognizes that this transaction involves an element of risk that one or more of Seller's creditors will challenge, before the receivership court, the sufficiency of the consideration which Buyer will pay for the Seller's Operating Assets. To the extent that creditors so challenge this transaction, Buyer shall assume all such risks and shall indemnify, defend and protect Seller from such charges, claims or actions.

     e) COMPLIANCE WITH LAWS. Buyer has determined that it may consummate this transaction without obtaining any regulatory approval from the United States Department of Justice or the Federal Trade Commission, or if such approvals are required, Buyer will obtain the same prior to closing.


10. SOURCE CODE LICENSE. Upon execution of this agreement, Seller shall grant to Buyer a non-exclusive, perpetual, source code license substantially in the form of Exhibit H attached. Royalty payments due to Seller under such source code license shall be independent of any and all other financial obligations arising under this agreement. Such source code license shall expire upon closing. Royalties accrued prior to expiration shall be payable to Seller on Buyer's collection of accounts receivable attributable to its sale of Seller's product. In the event that this transaction fails to close for any reason, the parties may mutually elect to continue the source code license. In the event that the parties terminate the source code license, Buyer shall surrender, at no cost to Seller, a list of all customers to whom Buyer sold Seller's software product so that Seller may continue to offer support services to such customers.

11. EMPLOYMENT AGREEMENT. In addition to the payments required by this agreement and by the Source Code License, upon closing, Buyer shall enter into a written employment agreement with Mary Winter on terms and conditions to be agreed upon. Additionally, Buyer shall offer employment to all other individuals on Seller's payroll of July 31, 1996, upon the same terms and conditions as those employees were employed by Seller.

12. COVENANT NOT TO COMPETE. As additional consideration for the purchase of Seller's assets, during the period of interim operations, and for a period of 36 months following closing, Seller, and its shareholders agree that they shall not directly, or indirectly, offer any computer hardware or software product or service to the vehicle tire industry in the United States of America which competes with the computer software being acquired pursuant to this agreement. As used in this Section 12, COMPUTER



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     SOFTWARE means the current software (including source and object code)
     owned by Seller, as well as any modifications, upgrades or enhancements of such Computer Software.

     a) BREACH AND REMEDIES. In the event of any material default of any provision of this Section 12, Buyer shall be entitled to such injunctive relief as is reasonably necessary to protect Buyer's interest in the Operating Assets.

     b) LIQUIDATED DAMAGES. In lieu of specific enforcement of this covenant not to compete, Buyer may, at its election, seek compensation for such breach. The parties recognize and acknowledge that determining damages upon breach is difficult and speculative. Accordingly, they desire to fix the damages to which Buyer is entitled on Seller's breach of this covenant not to compete. In the event of breach of this Section 12, Buyer shall be entitled to damages equal to fifty percent (50%) of the gross sales proceeds of products (hardware and software) and services sold in violation of this Section 12.

13. CLOSING. Closing shall occur at the offices of Betts Patterson and Mines, P.S., Suite 800, 1215 Fourth Avenue, Seattle Washington, within ten days after the Receivership Court approves this transaction. Closing may be extended from time to time as agreed upon by the parties. At the time of closing, Buyer shall tender immediately available funds to close in the form of a wire transfer instruction or cashier's check. Seller shall deliver a bill of sale, originals and all copies (in all forms of storage media) of source code for all Software Products to which Seller claims any authorship or ownership, together with the originals and all duplicates of owner's manuals, training manuals and the like.

14.  MISCELLANEOUS PROVISIONS.

     a) APPLICABLE LAW. This Agreement shall be construed in accordance with the laws of the State of Washington.

     b) COMPLETE UNDERSTANDING - MODIFICATION. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof, and constitutes the entire agreement and understanding between the parties and shall not be modified, altered or changed in any respect unless in writing signed by both parties.

     c) FAILURE TO ENFORCE - Not a Waiver. Failure of either party to enforce its rights hereunder or in any particular breach shall not be deemed to constitute a waiver by such party to enforce its rights on any subsequent breach.

     d) NOTICES. In the event that any written notice is required to be given pursuant to the terms of this Agreement, such notice shall be delivered by first class mail, postage prepaid, to the addresses stated at the outset of this agreement. Notices


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          given in writing shall be deemed received three days following the date of posting.

     e) AMBIGUITIES. The parties hereto have negotiated each of the terms of this document. Ambiguities in this document, if any, shall be reasonably interpreted according to all of the relevant circumstances and shall not otherwise be construed against either party regardless of which party may have drafted the ambiguous provision.

     f) TIME. Time is of the essence of this Agreement. Any failure by any party to fully perform that party's obligations at or prior to the time required by this Agreement shall be conclusively deemed to be a material breach of this Agreement.

     g) BINDING EFFECT. This Agreement shall be binding upon the parties hereto and their respective heirs, successors, personal representatives and assigns.

     h) EFFECTIVE DATE. This Agreement shall not be effective until all parties hereto have fully and properly executed this Agreement.

     i) LITIGATION EXPENSES. In any controversy, claim or dispute arising out of, or relating to, this Agreement or the method and manner of performance thereof or the breach thereof, the prevailing party shall be entitled to and awarded, in addition to any other relief, a reasonable sum as litigation expenses, including attorneys' fees. In determining what is a reasonable sum for attorneys' fees, the actual amount of attorneys' fees the party is obligated to pay its attorney or attorneys shall be presumed to be reasonable, which presumption is rebuttable. For the purposes of this provision, the term proceeding shall include arbitration, administrative, bankruptcy, and judicial proceedings, including appeals therefrom.

     j) DRAFTING. This Agreement has been carefully negotiated and drafted by all parties. All parties have had equal opportunity to participate in its drafting and it shall not be construed in favor of, or against, any party on the ground that it was drafted by a particular party.

     k) EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by each party on separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument. A facsimile signature of a party, on any counterpart, shall be treated the same as an original signature.

     l) SEVERABILITY. In the event that any provision of this Agreement shall be declared unenforceable by any court of competent jurisdiction, the balance of this Agreement shall remain in full force and effect.


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     m)   ASSIGNABILITY. Neither this Agreement or any duties or obligations hereunder shall be assignable by either party without the prior written consent of the other.

     n) CAPTIONS. The paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

     o) GENDER AND NUMBER. Whenever appropriate to the meaning of this Agreement, use of the singular shall be deemed to refer to the plural and use of the plural to the singular, and pronouns of certain gender shall be deemed to comprehend either or both of the other genders.

     p) VENUE. If any legal action should be brought regarding the enforcement of this Agreement, the parties agree to venue and jurisdiction in the state or federal courts in the State of Washington, situated at Seattle, Washington, and waive any claim that the forum for such action is inconvenient.

     Executed on the dates below indicated.

PROGRESSIVE COMPUTER SYSTEMS, INC.



By /s/ Mary Winter
  ---------------------------------------------
  Mary Winter, President

Dated:  August 30, 1996
      -----------------------------------------

ASA INTERNATIONAL, LTD.



By /s/ Alfred C. Angelone
  ---------------------------------------------
  Alfred C. Angelone, Chief Executive Officer

Dated:  August 30, 1996
      -----------------------------------------




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                               LIST OF EXHIBITS
                               ----------------

                        TO ASSET PURCHASE AGREEMENT BY
                 AND BETWEEN ASA INTERNATIONAL LTD. ("BUYER")
              AND PROGRESSIVE COMPUTER SYSTEMS, INC. ("SELLER")


EXHIBIT A       List of Operating Assets

EXHIBIT B       Operating Advance Note

EXHIBIT C       Security Agreement

EXHIBIT D       List of Outstanding Source Code Licenses

EXHIBIT E       Seller's Financial Statement as of July 31, 1996

EXHIBIT F       List of Current Employment Agreements

EXHIBIT G       Resolution of Buyer's Board of Directors Authorizing
                Transaction

EXHIBIT H       Source Code License between Buyer and Seller


        Pursuant to Instruction (2) to Item 601 of Regulation S-K, the exhibits listed above are omitted. The Registrant agrees to file copies of such exhibits if so requested by the Securities and Exchange Commission.